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                             EXHIBIT 2.1

                          MERGER AGREEMENT
                       VantageMed Corporation
                        VM1 Acquisition Corp.
                        Mariner Systems, Inc.

This Merger Agreement (this "Agreement"), dated July 23, 1999 (the
"Signature Date"), is among VantageMed Corporation, a company incorporated in the State of Delaware ("VMC"); VM1 Acquisition Corp., a company incorporated in the State of Delaware and wholly-owned subsidiary of VMC ("VMAC"); and Mariner Systems, Inc., a company incorporated in the State of Colorado (the "Company"), with all of the foregoing collectively termed the "parties."

                                BACKGROUND

The Board of Directors of each of VMC, VMAC and the Company have determined that it is advisable and in the best interests of their respective corporations and the shareholders thereof to cause the Company to merge with and into VMAC (the "Merger"), upon the terms and conditions set forth in this Agreement.

The parties intend, by signing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a tax-free ("type A") reorganization under the provisions of Section 368(a)(1)(A) of the Code. Therefore, in consideration of the mutual representations, warranties and agreements set forth in this Agreement (including the schedules prepared by the Company, and the schedules and exhibits prepared by VMC and VMAC), the parties hereby agree as follows:

                           ARTICLE 1 - THE MERGER

1.1 THE MERGER. Subject to the terms and conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), and the Colorado Business Corporations Act applicable to the Company (the "CBCA"), at the effective time described in Section 1.2 below (the "Effective Time"), the Company shall be merged with and into VMAC. At the Effective Time, the separate corporate existence of the Company shall cease, and VMAC shall continue as the surviving corporation of the Merger.

1.2 EFFECTIVE TIME OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V below, the parties shall cause the Merger to be consummated by filing (i) a properly signed certificate of merger in the form attached as Exhibit 1.2 with the Secretary of State of the State of Delaware, as provided in the Delaware Corporation Law ("Delaware Certificate of Merger"), and (ii) properly signed certificate of merger in the form attached as Schedule 1.2 with the Secretary of State of the State of Colorado, as provided in the CBCA ("Colorado Certificate of Merger"), as soon as practicable on or after the "Time of Closing" referred to in Section 4.1 below (the "Time of Closing"). The

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Merger shall become effective upon the latest to occur of the filing of the
Delaware Certificate of Merger by the Secretary of State of the State of Delaware, and of the filing of the Colorado Certificate of Merger by the Secretary of State of the State of Colorado, or at such later time thereafter as is provided in such certificates of merger.

1.3 EFFECTS OF THE MERGER. The Merger shall have the effects provided by applicable law, including the provisions of the Delaware Corporation Law and the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company shall vest in VMAC, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of VMAC.

1.4 DIRECTORS AND OFFICERS OF VMAC AFTER THE MERGER. The directors and officers of VMAC shall continue as the directors and officers of VMAC at and after the Effective Time, except that James L. Seiler have been duly elected to the Board of Directors of VMAC and shall have been appointed as the Chief Executive Officer of VMAC.

1.5 CERTIFICATE OF INCORPORATION, BYLAWS AND NAME OF SURVIVING CORPORATION. The certificate of incorporation of VMAC in effect immediately prior to the Effective Time shall be amended to change the name of VMAC to "Mariner Systems, Inc." as provided in, and by the filing with the Delaware Secretary of State of, the Delaware Certificate of Merger. Such certificate of incorporation, as so amended, shall continue to be the certificate of incorporation of VMAC at and after the Effective Time, and shall continue as such until thereafter duly amended in accordance with applicable law. The bylaws of VMAC in effect immediately prior to the Effective Time shall be the bylaws of VMAC, and shall continue as such until thereafter duly amended in accordance with applicable law.

1.6 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of common stock of the Company (the "Company's Common Stock"), each share of the Company's Common Stock which is issued and outstanding immediately prior to the Merger shall be converted into shares of the common stock, par value $.001 per share, of VMC ("VMC's Common Stock"), in accordance with Section 1.7(a) below. VMC shall not issue any fractional shares of VMC's Common Stock. Any fractional shares of VMC's Common Stock resulting from the application of the conversion ratios set forth in Section 1.7(a) shall be rounded up to the nearest whole number. As of the Effective Time, all such shares of the Company's Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.7 below, upon the surrender of such certificates in accordance with Section 1.8 below.

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1.7  MERGER CONSIDERATION.

     (a) At the Effective Time, and subject to Section 1.8 below, the holders of the Company's Common Stock shall receive the following consideration (the "Merger Consideration"):

          (1) An aggregate of two million five hundred seventy two thousand six hundred thirty nine (2,572,639) (subject to adjustment at the Time of Closing to take into account any changes in the issued and outstanding shares of the Company's Common Stock) shares of VMC's Common Stock shall be issued by VMC to the Company's shareholders in respect of the five million three hundred eighty six thousand two hundred thirty eight (5,386,238) shares of issued and outstanding shares of the Company's Common Stock, and in the amounts, set forth on Exhibit 1.7(a)(1) (the "Stock Payment"); and

          (2) VMC shall assume all outstanding and unexercised options to purchase shares of the Company's Common Stock pursuant to the terms and conditions under which such options were granted, and any amendments thereto, subject to conversion as set forth in Exhibit 1.7(a)(2). These are current outstanding and unexercised options to purchase five hundred six thousand three hundred eighteen (506,318) shares of the Company's Common Stock which shall result in the issuance of options to purchase two hundred forty one thousand eight hundred thirty four (241,834) shares of VMC's Common Stock, as provided on Exhibit 1.7(a)(2).

     (b) The Company acknowledges and agrees that the shares issued by VMC to the Company's shareholders as the Stock Payment are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act (as defined in Section 3.8(a) below) only in certain limited circumstances.

     (c)  VMC hereby discloses to the Company as follows:

          (1) There shall be no disposition of all or any portion of the shares to be issued to the Company's shareholders other than that identified in this Section 1.7(b), unless and until the transferee has agreed in writing for the benefit of VMC to be bound by the restrictions set forth in this
Section 1.7(b), provided and to the extent such restrictions are then applicable, and: (i) there is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or (ii) the transferor of any such securities shall have notified VMC of the proposed disposition and shall have furnished VMC with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by VMC, the transferee shall have furnished VMC with an opinion of counsel, reasonably satisfactory to VMC, that such disposition will not require registration of such shares under the Act; provided, it is agreed that VMC will not require opinions of counsel for transactions made pursuant to SEC Rule 144 except in unusual circumstances.

                     MSI - MERGER AGREEMENT - PAGE 3

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          (2)  The following legend will be placed on any certificate(s) or other document(s) evidencing the shares of VMC Common Stock: (1) "The securities represented by this certificate have not been registered and may not be transferred unless (i) the stockholder wishing to transfer such securities provides an opinion of counsel reasonably concurred in by counsel for VantageMed Corporation stating that the proposed transfer of VantageMed Corporation's securities is exempt from the registration provisions of all applicable federal and state securities laws; or (ii) said securities have been registered pursuant to the Securities Act of 1933, as amended."; and (2) Any legend required by the laws of the State of Colorado or the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY
SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

1.8 SURRENDER OF CERTIFICATES; EXCHANGE FOR MERGER CONSIDERATION. To the extent practical, the Company shall use its best efforts to cause to be surrendered to VMAC at the Time of Closing all certificates and other instruments evidencing all shares of the Company's Common Stock owned by all shareholders of the Company (collectively, the "Company's Share Documents"). VMC will not require a bond for lost Company Share Documents. VMC may require that the record owner of any Company Share Documents which have been lost or destroyed execute a lost instrument affidavit. Following the Time of Closing, VMC shall escrow the certificates evidencing the Stock Payment and shall deliver to each former shareholder of the Company a stock certificate of VMC evidencing such shareholder's portion of the Stock Payment, conditioned upon such shareholder providing to VMC investor representations and related documentation as VMC may reasonably require for purposes of compliance with applicable state and federal securities laws.

1.9 STATUS OF VMAC SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of VMAC, each issued and outstanding share of common stock of VMAC shall continue unchanged and remain outstanding as a share of common stock of VMAC.

              ARTICLE II - REPRESENTATIONS AND WARRANTIES

2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to VMAC and VMC, as of the date of this Agreement and as of the Time of Closing, to the truth, accuracy and completeness of each statement as set forth in Sections 2.1(a) through 2.1(q) below including the exceptions to such statements set forth on a schedule of

                     MSI - MERGER AGREEMENT - PAGE 4

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exceptions to each such Section, and attached to and made part of this
Agreement ("Company's Exceptions Schedule"). For the purposes of this Agreement, the term "knowledge" with respect to (i) an individual means that such person will be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (ii) a person (other than an individual) means that such person will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing, all under the laws of the State of Colorado, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct its business in the place and in the manner as it has been and is currently conducted. The Company is duly qualified or licensed to do business in each of the jurisdictions in which the operation of the Company's business requires such qualification or licensing, and where the failure to be so qualified would have a material adverse effect on the Company or its business.

     (b) AUTHORITY OF THE COMPANY. The Company has the full legal right, power, capacity and authority to enter into this Agreement and all other agreements, instruments and documents to be signed and delivered by the Company in connection herewith (the "Company's Documents"), and to carry out its obligations hereunder and thereunder. The Company has taken, or prior to the Time of Closing, will have taken, all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the Company's Documents, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly signed and delivered by the Company, and this Agreement and the Company's Documents constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

      (c) CAPITAL STOCK OF THE COMPANY; OWNERSHIP OF THE COMPANY COMMON STOCK. The authorized capital stock of the Company consists of six million (6,000,000) shares of common stock, no par value per share. As of the date hereof, 1,514,761 shares of the Company's Common Stock are issued and outstanding. All such shares are validly issued, fully paid and non-assessable, and they constitute all of the issued and outstanding shares of the capital stock of the Company. None of the issued and outstanding shares of the Company's stock was issued in violation of any preemptive rights. Except as otherwise set forth in the Company's Exceptions Schedule, there are (a) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any shares of the Company's Common Stock, or other interest in the Company; (b) no outstanding contractual obligations requiring the Company to repurchase, redeem or otherwise acquire any shares of the Company's Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution, or

                        MSI - MERGER AGREEMENT - PAGE 5

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otherwise) in, any other person; or (c) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of the Company's Common Stock and to which the Company is a party or is aware. Schedule 2.1(c)(2) accurately sets forth the name and address of each person owning shares of the Company's Common Stock, the certificate number of each certificate evidencing shares of the Company's Common Stock, the number of shares evidenced by each such certificate, the date of issuance thereof, and, in the case of cancellations, the date of cancellation.

      (d) FINANCIAL STATEMENTS. The Company has delivered to VMAC and VMC the unaudited balance sheet (the "Balance Sheet") of the Company as of June 30, 1999 (the "Balance Sheet Date"), and the unaudited income statement of the Company for the fiscal year then ended (together with the Balance Sheet, the "Financial Statements"). The Financial Statements are not prepared in accordance with generally accepted accounting principles. Subject to the foregoing qualification, the Financial Statements (i) are in accordance with the books and records of the Company, and (ii) fairly and accurately present the financial condition of the Company at the respective dates therein indicated and the results of operations for the respective periods therein specified. The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements, except for those that may have been incurred after the Balance Sheet Date in the ordinary course of its business consistent with past practice, and which are disclosed by the Company on the Company's Exceptions Schedule. Since the Balance Sheet Date, and except as set forth on the Company's Exceptions Schedule, there has not been:

              (1) Any material adverse change in the financial condition, results of operation, assets or liabilities of the Company or any occurrence, circumstance or combination thereof which reasonably could be expected to result in such a material adverse change;

              (2) Any change, other than in the ordinary course of business, made by the Company in its method of operating its business or its accounting practices relating thereto;

              (3) Any sale, lease, or disposition of, or any agreement to sell, lease or dispose of any of the Company's assets or properties, other than sales, leases or dispositions in the usual and ordinary course of its business and other than pursuant to this Agreement;

              (4) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any term, condition or provision of any material contract relating to or affecting the Company, its business, assets or properties, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of the operations of the Company;

              (5) Any adverse relationships or conditions with vendors, suppliers or customers that may have a material adverse effect on the Company, its business, assets or properties;

                         MSI - MERGER AGREEMENT - PAGE 6

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              (6)  Any return of any of the Company's products by a purchaser or user thereof, and the Company is not aware of any (i) pending warranty claims for such products (other than for minor nonrecurring warranty problems), (ii) right to return such products (other than units under customary evaluation terms), or (iii) evaluation units expected to be returned after their evaluation period;

              (7) Any borrowing or lending of money by the Company, but excluding for this purpose sales made on ordinary trade terms;

              (8) Any sale or issuance of any capital stock, notes, bonds, or other securities, or any option, warrant or other right to acquire same, of the Company;

              (9) Any redemption of any of the capital stock or declaration or payment of any dividends, distributions, bonuses or fees (whether in cash, securities or property) to the holders of the shares of the Company's Common Stock;

              (10) Any other event or condition of any character that has had a material adverse effect, or could reasonably be expected to have a material adverse effect, on the Company, its assets or properties and/or the operation of its business; or

              (11) Any agreement by the Company to do, cause or effect any of the foregoing events, set forth in sections (1) through (10) above.

      (e) UNDISCLOSED LIABILITIES. There are no material debts, claims, liabilities or obligations of the Company or to which the Company, its business, assets or properties are subject, liquidated, unliquidated, accrued, absolute, contingent or otherwise, that are not identified and quantified in the Financial Statements or on the Company's Exceptions Schedule.

      (f) COMPLIANCE WITH LAW. The Company has materially complied, and is in material compliance, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Company for the operation of its business and the use of its properties as presently operated or used, except where failure to be in compliance therewith would not have a material adverse affect upon the Company and/or such operation of its business and/or use of its properties. To the best knowledge of the Company, the Company has been granted all permits from federal, state, and local government regulatory bodies necessary to carry on its business and own its properties, all of which are currently valid and in full force and effect. Schedule 2.1(f) contains a complete and accurate list of all claims and rights under all franchises, licenses, permits, consents, authorizations, certificates and approvals of any federal, state, or local regulatory, administrative, or other governmental agency or body issued to or held by the Company to the extent they are necessary, related or incidental to the Company and/or the operation of its business and/or the use of its properties (collectively, the "Permits"). There is no order issued, investigation or proceeding pending or, to the best of

                    MSI - MERGER AGREEMENT - PAGE 7


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the Company's knowledge, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental or regulatory agency or instrumentality applicable to the Company, the conduct of its business and/or the ownership of its properties.

      (g) REQUIRED APPROVALS, NOTICES AND CONSENTS. Except for (i) the required approval of the Merger by the Board of Directors and the shareholders of the Company, (ii) the filing of the Colorado Certificate of Merger with and acceptance thereof by the Secretary of State of the State of Colorado, (iii) the filing of the Delaware Certificate of Merger with and acceptance thereof by the Secretary of State of the State of Delaware, and
(iv) as set forth on the Company's Exceptions Schedule, no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the consummation of the transactions contemplated by this Agreement.

      (h)   INTELLECTUAL PROPERTY.

            (1) Except as set forth in the Company's Exceptions Schedule, the Company is licensed or is otherwise entitled to exercise, without restriction, all rights, title and interest to all patents, trademarks, patent applications, trademark rights, trade secrets, information, proprietary rights, license rights, service marks, inventions, tradenames, fictitious business names, copyrights, and any applications therefor, processes, technical information, software, licenses, designs and confidentiality agreements, logos, and customer and supplier lists, and all other tangible and intangible information or material in any form (collectively, the "Intellectual Property"), as used or are currently proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company within the United States, without any conflict with or infringement of the rights of others.

            (2) Listed on Schedule 2.1(h)(2) are all trade or service marks and business or fictitious names owned, claimed or used by the Company, whether registered or not;

            (3) Listed on Schedule 2.1(h)(3) are: (i) all software (including source code and object code), copyright registrations, applications to register copyrights, patents, patent applications, patent disclosures, trademarks, service marks, trade names, trademark and service mark registrations, applications to register trademarks or service marks, and other company, product or service identifiers owned by or exclusively licensed to the Company (collectively, the "Company's Intellectual Property Rights"); (ii) the jurisdiction(s) in which an application for patent or application for registration of each of the Company's Intellectual Property Rights has been made, including the respective application numbers and dates;
(iii) the jurisdiction(s) in which each of the Company's Intellectual Property Rights has been patented or registered, including the respective patent or registration numbers and dates; (iv) for each piece of software, whether such software has been published and whether such software has a copyright notice; (v) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from any of the Company's Intellectual Property Rights; and (vi) all parties to whom the Company has delivered copies of the Company's source code or object


                           MSI - MERGER AGREEMENT - PAGE 8


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code material to the current business of the Company, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code or object code. The Company has delivered to VMC or VMC's counsel copies of all licenses, sublicenses and other agreements identified pursuant to clause (v) of this section.

            (4) The Company is the owner or exclusive licensee of, with all right, title and interest in and to, free and clear of any Liens (as such term is defined in Section 2.1(j)(5) hereof), the Company's Intellectual Property Rights, and has the exclusive rights to use, sell, license, assign, transfer, convey or dispose thereof or the products, processes and materials covered thereby.

            (5) All patents and unregistered and registered trademarks, service marks, and other company, product or service identifiers and all registered copyrights held by the Company are valid and enforceable in the United States.

            (6) Except as set forth in the Company's Exceptions Schedule, there has not been, and there is not now, any unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Rights by any third party service provider of the Company or by any other third party.

            (7) Except as set forth on the Company's Exceptions Schedule, no person has asserted or threatened to assert any claims with respect to any of the Company's Intellectual Property Rights (i) contesting the right of the Company to use, exercise, sell, license, transfer or dispose of any of the Company's Intellectual Property Rights or any products, processes or materials covered thereby, or (ii) challenging the ownership, validity or enforceability of any of the Company's Intellectual Property Rights. None of the Company's Intellectual Property Rights is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by the Company.

            (8) Schedule 2.1(h)(8) separately lists: (i) all software (including all computer source code and computer object code), copyright registrations, applications to register copyright, patents, patent applications, patent disclosures, trademarks, service marks, trade names, trademark and service mark registrations, applications to register trademarks or service marks, and other company, product or service identifiers non-exclusively licensed to the Company, or that the Company has otherwise been granted permission to use (collectively, the "Licensed Intellectual Property Rights"), and which are material to the operations of the Company's business, and (ii) all material licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use, exercise, or receive any benefit from any of the Licensed Intellectual Property Rights. The Company has delivered to VMC or VMAC's counsel copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above. The Company is in material compliance with the terms and conditions of all such licenses, sublicenses and other agreements. The Company has no knowledge of any assertion, claim or threatened claim that the Company has breached any terms or conditions of such licenses, sublicenses or other agreements.


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            (9)   To the knowledge of the Company, none of the Licensed
Intellectual Property Rights is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the use by or licensing thereof to the Company.

            (10) The Company is not, nor will it, as a result of the signing and delivery of this Agreement or the performance of its obligations hereunder, be in violation of, nor shall it lose or in any way impair, any material rights pursuant to any license, sublicense or agreement described on
Schedule 2.1(h)(3). If required by the terms of any material licenses, sublicenses or other agreements with respect to the Licensed Intellectual Property Rights, the Company has secured or shall promptly secure valid written consents from the licensors of such Licensed Intellectual Property Rights to the Merger pursuant to this Agreement and the consummation of the transactions contemplated hereby with respect to such Licensed Intellectual Property Rights and the licenses, sublicenses or other agreements governing such Licensed Intellectual Property Rights.

            (11) Except as set forth in the Company's Exceptions Schedule, the Company knows of no claims to the effect that the manufacture, marketing, license, sale or use of any product or service as now used or offered or proposed for use or sale by the Company infringes any copyright, patent, trademark, service mark, trade secret or other intellectual property right of any third party or violates any license or agreement with any third party. The Company has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, trade secret rights, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and the Company does not have any known outstanding restrictions or infringement liability with respect to any patent, trade secret, trademark, service mark, copyright or other intellectual property right of another.

            (12) Other than reseller agreements, licensee agreements, associate agreements, and agreements with commissioned sales agents entered into by the Company in the ordinary course of business, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property right, the Company's Intellectual Property Rights or the Licensed Intellectual Property Rights.

            (13) The Company has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, all other processes not otherwise protected by patents or patent applications, source code, object code, program listings and trade secrets related to the Company and which are material to the conduct of its business (collectively, the "Confidential Information"), including, where possible, the marking of all such Confidential Information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure and use of Confidential Information, and the acquisition


                      MSI - MERGER AGREEMENT - PAGE 10


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of valid written nondisclosure agreements from any party receiving
Confidential Information. All Confidential Information is presently and as of the Time of Closing will be located at the Company's address as set forth in this Agreement. All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. The Company has delivered to VMAC or VMAC's counsel copies of all nondisclosure agreements or other agreements relating to the handling, disclosure and use of Confidential Information, and the Company knows of no breaches or claims relating to such agreements.

      (i)   CONTRACTS AND COMMITMENTS.

            (1) Schedule 2.1(i)(1) lists all outstanding agreements, contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments (oral or written), related to the Company (collectively, the "Contracts"), excluding routine purchase orders, setting forth the parties thereto and the dates thereof, whether or not in writing, to which the Company is a party.

            (2) The Company has performed all of its obligations under the terms of each material Contract, and is not in default thereunder. No event or omission has occurred which, but for the giving of notice or lapse of time or both, would constitute a default by any party thereto under any such Contract, where such default by any party could have a material adverse effect on the Company, its business or its assets. Each such Contract is in full force and effect and valid and binding on all parties thereto. The Company has not received any notice of default, cancellation or termination in connection with any such Contract, and is not aware that any such action is currently contemplated or threatened.

            (3) Schedule 2.1(i)(3) lists all Contracts that require a consent to the transactions contemplated by this Agreement prior to the Time of Closing (the "Contracts Requiring Consent to Merger"). Such listing is complete, accurate and includes every Contract of which the failure to obtain such consent to merger would have a material adverse effect on VMAC's ability to conduct the business of the Company in the same manner as operated by the Company prior to the Time of Closing.

      (j)   ASSETS AND PROPERTIES.

            (1) Schedule 2.1(j)(1) contains a complete and accurate list of all software developed or used by and material to the business of the Company (the "Products").

            (2) Schedule 2.1(j)(2) contains a complete and accurate list of all equipment, instruments, computer hardware and software documentation and manuals (whether stored on a computer or in written form), software tools, furniture, fixtures, motor vehicles, production supplies, spare parts, other miscellaneous supplies, tools and stores, repair and


                        MSI - MERGER AGREEMENT - PAGE 11
maintenance parts and fixed assets used by and material to the Company and its business (collectively, the "Related Property").

            (3) The Company owns no real property. Schedule 2.1(j)(3) contains a complete and accurate list of all leases for personal or real property or other interest in real or personal property held by the Company. The Company has previously delivered to VMAC true and correct copies of all leases relating to such personal or real property.

            (4) All assets and properties (real and personal) that the Company purports to own on its books and records are in good working order and condition (ordinary wear and tear and retirement excepted), are used or usable in the current conduct of the Company's business and constitute all of the assets and properties necessary to conduct the Company's business in substantially the same manner as such business was operated by the Company prior to the Time of Closing.

            (5) Except as set forth on the Company's Exceptions Schedule, the Company has good and marketable title to all assets and properties (whether real, personal, or mixed and whether tangible or intangible) that it purports to own on its books and records, free and clear of any pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever (collectively, the "Liens").

      (k) LITIGATION. Except as set forth on the Company's Exceptions Schedule, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the Company's knowledge, threatened against or affecting the Company, the business of the Company or any of the Company's properties, assets or rights, at law or in equity, before any federal, state, local or foreign court, regulatory agency, other governmental authority or any arbitration or mediation forum, including any unfair labor practice or grievance proceedings or otherwise.

      (l) NO CONFLICT OR DEFAULT. Neither the signing and delivery of this Agreement nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any term, condition or provision of either the Company's articles of incorporation or bylaws, or any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which the Company is a party or by which the Company or any of the Company's assets or properties are or may be bound or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or, to the Company's knowledge, violate any statute, regulation or ordinance of any governmental authority.

      (m) BROKERS' AND FINDERS' FEES. Except as set forth in the Company's Exceptions Schedule, the Company is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.


                         MSI - MERGER AGREEMENT - PAGE 12

      (n) CUSTOMERS. Schedule 2.1(n) lists all customers of the Company. Prior to the date of this Agreement, the Company has furnished VMAC with complete and accurate copies or descriptions of all current agreements with such customers. The Company is not aware of any event, happening or fact which would lead it to believe that any significant customer of the Company has ceased, or shall cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or shall substantially reduce, the use of such products, equipment, goods or services.

      (o) BOOKS AND RECORDS. The books and records of the Company to which VMC and VMAC and its accountants and attorneys have been given access are the true books and records of the Company, and truly and fairly reflect the underlying facts and transactions in all respects.

      (p) YEAR 2000 COMPLIANCE. The products sold and/or licensed by the Company in the conduct of its business will be capable of accurately processing date data between the 20th and 21st centuries including the years 1999 and 2000, and February 29, 2000, provided that all other products (e.g. Microsoft operating system software, third party hardware and firmware) used in combination with the products sold and/or licensed by the Company properly exchange date data. The Company does not make any representations about other products used with the products sold and/or licensed by the Company such as the Solomon IV for Windows Accounting System and Seagate Crystal Reports for Windows.

      (q) TAXES. All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Time of Closing by or on behalf of the Company (collectively, the "Company Returns"), have been or will be completed and filed when due (including any extensions of such due date), and all amounts shown due thereon have been or will be paid on or before such due date. To the best knowledge of the Company, the Company has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the best knowledge of the Company, there is no material claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment nor is there any basis therefor. No notice of deficiency or similar document of any Tax authority has been received by the Company for any material amount.

2.2 REPRESENTATIONS AND WARRANTIES OF VMAC AND VMC. VMAC and VMC hereby represent and warrant to the Company, as of the date of this Agreement and as of the Time of Closing, to the truth, accuracy and completeness of each statement as set forth in Sections 2.2(a) through 2.2(m) below, except as set forth on an exhibit of exceptions, dated as of the date set forth on that exhibit ("VMAC Exceptions Exhibit"):

      (a) ORGANIZATION AND STANDING. Each of VMAC and VMC is a corporation duly organized, validly existing and in good standing, all under the laws of the State of Delaware, and has all requisite power and authority to conduct its business in the place where that business is now being conducted, to own or use the properties and assets that it purports to


                    MSI - MERGER AGREEMENT - PAGE 13
own or use. VMAC amd VMC is each duly qualified or licensed to do business in each of the jurisdictions in which the nature of its business or location of its assets requires such qualification or licensing, and where the failure to be so qualified would have a material adverse effect on its business. True and correct copies of VMAC's certificate of incorporation filed on October 14, 1997 with the Delaware Secretary of State, and bylaws dated October 14, 1997 have been provided to the Company by VMAC, and each continues to be in effect on the date of this Agreement. True and correct copies of VMC's certificate of incorporation dated July 15, 1997, as amended and restated, and bylaws dated April 9, 1997 have been provided to the Company by VMC, and each continues to be in effect on the date of this Agreement.

      (b) AUTHORITY OF VMAC AND VMC. Each of VMAC and VMC has the full legal right, power, capacity and authority to enter into this Agreement, together with all other agreements, instruments and documents to be signed and delivered by either in connection herewith (the "VMAC Documents"), and to carry out its obligations hereunder and thereunder. VMAC and VMC has taken, or will prior to the Time of Closing have taken, all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the VMAC Documents, and to consummate the transactions contemplated hereby. This Agreement has been duly signed and delivered by VMAC and VMC, and this Agreement and the VMAC Documents constitute legal, valid and binding obligations of VMAC and VMC enforceable against both in accordance with their terms.

      (c) CAPITAL STOCK OF VMC. The authorized capital stock of VMC consists of 20,000,000 shares of common stock, par value $.001 per share (the "VMC Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share (the "VMC Preferred Stock"). The VMAC Exceptions Exhibit sets forth the number of shares of VMC Common Stock, and of VMC Preferred Stock, that are issued and outstanding, as of the effective date of that exhibit. All such shares are validly issued, fully paid and non-assessable, and they constitute all of the issued and outstanding shares of the capital stock of VMC, as of the date of the VMAC Exceptions Exhibit. None of the issued and outstanding shares of VMC stock was issued in violation of any preemptive rights. Except as set forth on the VMAC Exception Exhibit, as of the effective date of that exhibit, there are (i) no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating VMAC or VMC to issue or sell any shares of VMC Common Stock or VMC Preferred Stock, or other interest in VMC;
(ii) no outstanding contractual obligations requiring VMC to repurchase, redeem or otherwise acquire any shares of VMC Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person; or (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of VMC Common Stock or VMC Preferred Stock and to which VMC is a party. A true and correct copy of VMC's Disclosure Statement dated July 9, 1999 (the "VMC Disclosure Statement") has been provided to the Company, and by this reference is made part of, and shall be deemed to be set forth on, the VMAC Exceptions Exhibit. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that VMC's Disclosure


                      MSI-MERGER AGREEMENT-PAGE 14

Statement is not intended to modify or supercede the representations and warranties by VMC and VMAC made herein, as qualified by the VMAC Exceptions Exhibit.

      (d) VMC FINANCIAL STATEMENTS. VMAC has previously furnished the Company with the unaudited balance sheet of VMC for the year ended December 31, 1998, and the unaudited balance sheet for the six (6) months ended June 30, 1999, and the related statements of income and retained earnings for the periods then ended (collectively, the "VMC Financial Statements"). The VMC Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, are true and correct in all material respects, and fairly and accurately present the financial condition and results of operations of VMAC as of the date thereof. Except as set forth on the VMAC Exceptions Exhibit, and as of the date of that exhibit, (i) the VMC Financial Statements reflect all claims against and all debts and liabilities of VMC, fixed or contingent, required to be shown on the VMC Financial Statements; and (ii) since the date of the VMC Financial Statements, there have been no material adverse changes in the assets or liabilities, or in the condition (financial or otherwise), or in the results of operations, or in the prospects of VMC and, to the best knowledge of VMC, no fact or condition exists which might cause a material adverse change in the future.

      (e) NO UNDISCLOSED LIABILITIES. There are no material liabilities of VMAC or VMC other than liabilities (i) reflected or reserved against in the VMC Financial Statements, (ii) disclosed in the VMAC Exceptions Exhibit, or
(iii) incurred by VMAC or VMC since the date of this Agreement in the ordinary course of business, consistent with past practice, and which do not and are not reasonably likely to have a material adverse effect on VMAC or VMC.

      (f) TAXES. All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Time of Closing by or on behalf of VMC (collectively, the "VMC Returns"), have been or will be completed and filed when due (including any extensions of such due date), and Taxes thereon have been or will be paid on or before such due date. To the best knowledge of VMC, VMC has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. To the best knowledge of VMAC and VMC, there is no material claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to VMAC or VMC in respect of any Tax or assessment nor is there any basis therefor. No notice of deficiency or similar document of any Tax authority has been received by VMAC or VMC for any material amount.

      (g) COMPLIANCE WITH LAWS. Each of VMAC and VMC has materially complied, and is in material compliance, with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to its business, except where failure to be in compliance therewith would not have a material adverse effect upon VMAC or VMC. To the best knowledge of VMAC or VMC, VMAC and VMC has been granted all permits from federal, state, and local government regulatory bodies necessary to carry on its business, all of which are currently valid and in full force and effect.


                         MSI-MERGER AGREEMENT-PAGE 15

There is no order issued, investigation or proceeding pending or, to the best knowledge of VMAC or VMC, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental or regulatory agency or instrumentality applicable to VMAC or VMC.

      (h) REQUIRED APPROVALS, NOTICES AND CONSENTS. Except for (i) the required approval of the Merger by the shareholder of VMAC, (ii) the filing of the Colorado Certificate of Merger with and acceptance thereof by the Secretary of State of the State of Colorado, (iii) the filing of the Delaware Certificate of Merger with and acceptance thereof by the Secretary of State of the State of Delaware, and (iv) as set forth on the VMAC Exceptions Exhibit, no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the consummation of the transactions contemplated by this Agreement.

      (i)    INTELLECTUAL PROPERTY. To the best knowledge of VMAC and VMC,
(i) VMAC or VMC owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property that is used in the business of VMAC or VMC; (ii) there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of VMAC or VMC, any trade secret material to VMAC or VMC, or any Intellectual Property right of any third party to the extent licensed by or through VMAC or VMC, and VMAC and VMC has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales invoices arising in the ordinary course of business; and (iii) VMAC and VMC are not, nor will they be as a result of the signing and delivery of this Agreement or the performance of its obligations hereunder, in breach of any license, sublicense or other agreement relating to their Intellectual Property.

      (j) LITIGATION. Except as set forth on the VMAC Exceptions Exhibit, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to VMAC's or VMC's knowledge, threatened against VMAC or VMC relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby, or claim damages as a result of this Agreement or the transactions contemplated hereby.

      (k) NO CONFLICT OR DEFAULT. Neither the signing and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any term, condition or provision of either VMAC's or VMC's certificate of incorporation or bylaws, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which VMAC or VMC is a party, constitute a default (or an event which, with the lapse of time or the giving or notice, or both, would constitute a default) thereunder, or to VMAC's or VMC's knowledge, violate any statute, regulation or ordinance of any governmental authority. VMC and VMAC are in compliance in all material respects with all


                       MSI-MERGER AGREEMENT-PAGE 16
applicable terms and requirements of each material contract under which VMAC or VMC has any obligation or liability or by which VMAC or VMC or any asset owned or used by VMAC or VMC is bound.

     (l) BROKERS' AND FINDERS' FEES. Neither VMAC nor VMC is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or signing of this Agreement or in connection with any transactions contemplated hereby.

     (m) YEAR 2000 COMPLIANCE. The "Ridgemark" and the "DentalMate" products sold and/or licensed by VMC in the conduct of its business will be capable of accurately processing date data between the 20th and 21st centuries including the years 1999 and 2000, and February 29, 2000, provided that all other products (e.g. Microsoft operating system software, third party hardware and firmware) used in combination with the "Ridgemark" and the "DentalMate" products sold and/or licensed by VMC properly exchange date data. VMC does not make any representations about other products used with the "Ridgemark" and the "DentalMate" products sold and/or licensed by VMC such as the Solomon IV for Windows Accounting System and Seagate Crystal Reports for Windows.

                           ARTICLE III - COVENANTS

3.1  APPROVAL OF MERGER.

     (a) VMC, as the sole shareholder of VMAC, hereby approves the Merger and the consummation of all of the transactions contemplated by this Agreement.

     (b) The Company shall use its best efforts to effect approval of the Merger and the consummation of all of the transactions contemplated by this Agreement by the outstanding shareholders holding all of the outstanding shares of the Company.

3.2 REORGANIZATION. The parties shall each use their best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a)(1)(A) of the Code and shall not take or cause to be taken any actions inconsistent with such qualification.

3.3  CONFIDENTIALITY.

     (a) Each party agrees that it shall not (i) disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any Confidential Information or data relevant to the operation of the business of the other party, whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity to use, directly or indirectly, any such Confidential Information or data in any manner which reasonably would be deemed to be competitive with the operation of the business of the other party prior to the Time of Closing. Each Party agrees that it shall take reasonable precautions to keep such information

                      MSI - MERGER AGREEMENT - PAGE 17
confidential. Each party agrees that it shall maintain the confidentiality of this Agreement, and all discussions and negotiations regarding the Merger. If the Merger does not close as provided herein, all Confidential Information and all copies thereof will be promptly returned to the disclosing party.

     (b) Prior to the Time of Closing, neither party shall disseminate any press release or announcement concerning the transactions contemplated by this Agreement, or identifying the parties, without the prior written consent of the other party.

3.4  ACCESS TO INFORMATION.

    (a) After signing this Agreement, the Company shall give VMAC and VMC and their "Representatives" (as such term is defined below) full access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to the Company, its assets and properties, provided that such access shall not unreasonably interfere with the normal operations of the business of the Company. Further, the Company shall furnish to VMAC and VMC and its officers, directors, employees, agents and/or representatives (collectively, the "Representatives") all such information concerning the Company, its business or its assets and/or properties as VMC may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by VMAC or VMC shall not affect VMAC's and VMC's right to rely on the representations, warranties, agreements and covenants made by the Company in this Agreement.

     (b) After signing this Agreement, VMAC and VMC shall give the Company and their "Representatives" (as such term is defined below) full access, during normal business hours, to all of the properties, books, contracts, commitments and records relating to VMAC and VMC, its assets and properties, provided that such access shall not unreasonably interfere with the normal operations of the business of VMAC or VMC. Further, VMAC and VMC shall furnish to the Company and its officers, directors, employees, agents and/or representatives (collectively, the "Representatives") all such information concerning VMAC and/or VMC, its business or its assets and/or properties as the Company may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by the Company shall not affect the Company's right to rely on the representations, warranties, agreements and covenants made by VMAC and VMC in this Agreement.

3.5 CONSENTS TO MERGER. The Company agrees to use all reasonable efforts with VMAC and VMC to obtain consents to Merger, as necessary, for all Contracts Requiring Consent to Merger prior to or as soon as practicable after the Time of Closing.

3.6 TAX RETURNS. If necessary, the Company shall properly file all returns, statements, reports, forms or other documents (collectively, the "Tax Returns") that are required by any applicable law to file with respect to Taxes arising in or related to periods ending on or prior to the Time of Closing or related to transactions or events occurring prior to the Time of Closing and shall pay all such Taxes when due; provided, however, that VMAC shall be responsible for all filings with respect to, and the payment of any transfer tax related to, the

                      MSI - MERGER AGREEMENT - PAGE 18
issuance of its Common Stock. Any payment of Taxes due from one party to the other pursuant to this Section 3.6 shall be paid at the Time of Closing. Following the Time of Closing, VMAC shall properly file all Tax Returns that VMAC is required by any applicable law to file with respect to Taxes arising in or related to periods commencing on Time of the Closing or related to transactions or events occurring subsequent to the Time of Closing, and shall pay all such Taxes when due.

3.7  NOTICES TO COMPANY'S SHAREHOLDERS AND OPTION HOLDERS.

     (a) In connection with obtaining approval of the Company's shareholders to the Merger, the Company shall disclose to such shareholders the restrictions and qualifications applicable to the Stock Payment as described in Section 1.7(b) and Section 1.7(c) above and shall take such actions as may be reasonably required to assure that such shareholders maintain the confidentiality of the information included in the VMC Disclosure Statement.

     (b) VMC will provide to the Company a notice to be sent by the Company to all holders of unexpired options of the Company's stock that, conditioned upon closing of the Merger as provided herein, VMC will assume such options as described in Section 1.7(a)(2) above.

3.8  PIGGYBACK REGISTRATION RIGHTS.

     (a)  For purposes of this Section 3.8:

          (1)  The term "Act" means the Securities Act of 1933, as amended.

          (2) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by VMC with the SEC.

          (3) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          (4) The term "Holder" or "Holders" shall mean the recipients of the Stock Payment and any successor or assign thereof who holds Registrable Securities.

          (5) The term "Initial Public Offering" shall mean the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Act, covering the offer and sale of VMC Common Stock to the public with aggregate gross proceeds to VMC of at least Ten Million Dollars ($10,000,000).

          (6) The term "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance

                      MSI - MERGER AGREEMENT - PAGE 19
with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

          (7) The term "Registrable Securities" shall mean (A) any and all VMC Common Stock held by Holder, and (B) any VMC Common Stock issuable upon conversion or exercise of any warrant, right or other security that is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in the preceding clause (A), excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights were not assigned. The rights granted hereunder to the Holders shall be freely assignable, in whole or in part, by the Holders.

        (8) The term "SEC" shall mean the United States Securities and Exchange Commission.

     (b) If (but without any obligation to do so) VMC proposes to register (including for this purpose a registration effected by VMC for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration statement on Form S-4 or S-8 or any successor form), VMC shall, at such time, promptly give Holders written notice of such registration. Upon the written request of Holders given within forty (40) days after mailing of such notice by VMC in accordance with the notice provisions of this agreement, VMC shall, subject to the provisions of Section 3.8, cause to be registered under the Act all of the shares of Registrable Securities that Holders have requested to be registered.

     (c) VMC shall use its best efforts to qualify for registration on Form S-3 or any successor form thereto. After VMC has qualified for the use of Form S-3, the Holder of the outstanding Registrable Securities shall have the right to request two registrations on Form S-3. The number of shares of Registrable Securities that may be included on the Form S-3 shall be allocated among all Holders in proportion to the respective amount of Registrable Securities entitled to inclusion in such registration at the time of filing the registration statement. Notwithstanding the foregoing:

        (1) VMC shall not be required to effect a registration statement pursuant to this section (c) within one hundred eighty (180) days of the effective date of any registration statement filed pursuant to section (b) hereof; and

        (2) VMC shall not be required to effect a registration statement pursuant to this section (c) unless the shares of Registrable Securities for which the Holder is requesting registration demonstrate to VMC a reasonably anticipated aggregate price to the public (before deduction of any underwriting discounts and expenses) of at least One Million Dollars ($1,000,000).



     (d) VMC shall promptly give written notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to section (c) above and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the


                       MSI - MERGER AGREEMENT - PAGE 20
registration is for an underwritten offering, the terms of section (g) shall apply to all participants in such offering. Subject to the foregoing, VMC shall use its best efforts to file a registration statement on Form S-3 covering the Registrable Securities so requested to be registered as soon as reasonably practicable after receipt of the written request from the Holders.

     (e) Whenever required under this Section 3.8 to effect the registration of any shares of VMC Common Stock, VMC shall, as expeditiously as reasonably possible:

        (1) prepare and file with the SEC a registration statement with respect to such shares of VMC Common Stock and use its best efforts to cause such registration statement to become effective and keep such registration effective for a period of up to one hundred eighty (180) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 180-day-period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of VMC Common Stock (or other securities) of VMC; and (ii) in the case of any registration of shares of VMC Common Stock on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such shares of VMC Common Stock are sold;

        (2) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

        (3) furnish to the Holders of shares of VMC Common Stock such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of shares of VMC Common Stock owned by them;

        (4) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Company; provided that VMC shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except as may be required by the Act or such Blue Sky laws;

        (5) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

        (6) notify each Holder of shares of VMC Common Stock covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus


                       MSI - MERGER AGREEMENT - PAGE 21
included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

        (7) cause all such shares of VMC Common Stock registered pursuant hereunder to be listed on each securities exchange or market on which similar securities issued by VMC are then listed; and

        (8) provide a transfer agent and registrar for all shares of VMC Common Stock registered pursuant hereto and a CUSIP number for all such shares of VMC Common Stock, in each case not later than the effective date of such registration.

     (f) VMC shall bear and pay all reasonable expenses incurred in connection with any registration, filing or qualification of shares of VMC Common Stock with respect to the registrations pursuant to Section 3.8(b) for each Holder, including (without limitation) all registration, filing, and qualification fees, reasonable printers and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to shares of Common Stock.

     (g) In connection with any offering involving an underwriting of shares of VMC's capital stock, VMC shall not be required under this Section 3.8 to include a Holder's securities in such underwriting unless such Holder accepts the terms of the underwriting applicable to such Holder as agreed upon between VMC and the underwriters selected by it, which terms shall be the usual and customary terms applicable to selling shareholders. Notwithstanding any other provision of this Section, if the managing underwriter of a proposed public offering shall advise VMC in writing that, in its opinion, marketing factors require a limitation on the number of shares to be underwritten, the managing underwriter may (subject to the limitations set forth below) exclude all of the Holders share and all shares of other holders having registration rights from, or limit the number of such shares to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter among all such Holders and other holders having equivalent registration rights on a pro rata basis. For purposes of the preceding sentence concerning apportionment, for any selling shareholder which is a Holder of shares of VMC Common Stock and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

     (h) With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act ("SEC Rule 144") and any other rule or regulation of the SEC that

                       MSI - MERGER AGREEMENT - PAGE 22
may at any time permit the Company to sell securities of VMC to the public without registration or pursuant to a registration on Form S-3, VMC agrees to:

          (1) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by VMC for the offering of its securities to the general public;

          (2) file with the SEC in a timely manner all reports and other documents required of VMC under the Act and the 1934 Act; and

          (3) furnish to the Holders, so long as the Holders own any shares of VMC Common Stock, forthwith upon request (i) a written statement by VMC that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by VMC), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of VMC and such other reports and documents so filed by VMC and (iii) such other information as may be reasonably requested in availing the Holders of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

     (i) VMC agrees to indemnify and hold harmless each Holder, and each of its officers and directors and partners, and such Holder's legal counsel and independent accountants, if any, and any underwriter (as defined in the Act) for such Holder and each person, if any, who controls any such persons within the meaning of Section 15 of the Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, against any losses, claims, damages or liabilities, joint or several, to which any of such persons may be subject, under the Act or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, and to reimburse any of such persons for any reasonable legal or other expenses incurred in connection with investigating or defending against any such losses, claims, damages, or liabilities, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Act pursuant to this Agreement, any prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading or any violation by VMC of any rule or regulation promulgated under the Act or any state securities laws applicable to VMC and relating to action or inaction by VMC in connection with any such registration, qualification or compliance, except insofar as such losses, claims, damages or liabilities arise out of or are based upon information included in the prospectus in reliance upon and in conformity with information furnished to VMC in writing by such Holder expressly for use therein or are based on the authority of an expert within the meaning of that term as defined in the Act or are based on (i) the failure of such Holder or underwriter to furnish a copy of the preliminary

                  MSI - MERGER AGREEMENT - PAGE 23
prospectus or the prospectus after receipt thereof as required by the Act or the rules and regulations promulgated thereunder, or (ii) the use of a preliminary prospectus or a prospectus by such Holder after receipt from VMC of notice that such prospectus should no longer be used. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, and shall survive transfer of such securities by such Holder.

     (j) Each Holder agrees, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, to indemnify and hold harmless VMC, each of its officers and directors, and VMC's legal counsel and independent accountants, if any, against any expenses, losses, claims, damages or liabilities, several and not joint, to which VMC or such persons may be subject, under the Act or otherwise, and to reimburse VMC or such persons for any reasonable legal or other expenses incurred in connection with investigating or defending against any such expenses, losses, claims, damages or liabilities, insofar as such expenses, losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact furnished by such Holder to VMC for inclusion in a registration statement, if such untrue statement was made in reliance upon and in conformity with written information furnished by such Holder and is contained in any registration statement under which VMC Common Stock is held by such Holder was registered under the Act pursuant to this Agreement, any prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the foregoing, however, no representation, warranty, acknowledgment or agreement made herein by Holder shall in any manner be deemed to constitute a waiver of any rights granted to Holder under federal or state securities laws; and, provided further, that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to each such Holder of Registrable Securities sold pursuant to such registration statement.

     (k) In the event VMC or any Holder receives a complaint, claim or other notice of any loss, claim or damage, liability or action, giving rise to a claim for indemnification under sections (h) or (l), the person claiming indemnification under any such section shall promptly notify the person against whom indemnification is sought of such complaint, notice, claim, damage, liability or action, and such indemnifying person shall have the right to investigate and defend any such loss, claim, damage, liability or action. The person claiming indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the person against whom indemnification is sought; provided, however, that if there exists or shall exist a material conflict of interest that would make it inappropriate for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person, provided that VMC shall not be liable for the fees and expenses of more than one such counsel for all the Holders. In no event shall a person against whom indemnification is sought be obligated to indemnify any person for any settlement of any claim or action effected without the indemnifying person's consent, which consent may not be unreasonably withheld. The failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under

                  MSI - MERGER AGREEMENT - PAGE 24
this Agreement, unless such failure is prejudicial to the ability of the indemnifying party to defend the action.

     (l) In any event, VMC's undertakings under this Section 3.8 shall expire seven (7) years after the date of this Agreement.

     (m) Each Holder hereby agrees that it shall not, without the prior written consent of the managing underwriter selected by VMC, during the period commencing on the date of the final prospectus relating to VMC's Initial Public Offering, if any, and ending on the date specified by VMC and the managing underwriter (such period not to exceed one hundred eighty (180) days or such shorter period as is imposed on the officers and/or directors of
VMC) (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of VMC Common Stock or any securities convertible into or exercisable or exchangeable for VMC Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of VMC Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of VMC Common Stock or such other securities, in cash or otherwise. The underwriters in connection with VMC's Initial Public Offering are intended third party beneficiaries of this section (m) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto. In order to enforce the foregoing covenant, VMC may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, or such other shorter period as is commensurate with that imposed upon other members of senior management.

3.9 POST CLOSING COVENANT OF VMC. Following the finalization of the Merger, VMC shall use its best efforts to obtain directors' and officers' liability insurance provided that such insurance is available to VMC at commercially reasonable rates.


                              ARTICLE IV - CLOSING


4.1  SCHEDULING.

     (a) The "Closing" shall mean the deliveries to be made by the parties in accordance with this Article IV. The Closing shall take place by mail at the offices of Murphy Austin Adams Schoenfeld LLP, 1000 G Street, 3rd Floor, Sacramento, California 95814, at a date and time specified by that firm, or at such other place or date as may be agreed to by VMC and the Company, but in no event later than thirty (30) business days after the Signature Date.

     (b) The transactions contemplated by this Agreement shall be completed, as between the parties, on the first VMAC business day on which the last of the deliveries

                  MSI - MERGER AGREEMENT - PAGE 25
referenced in Sections 4.2 and 4.3 below occurs or is fulfilled or waived (the "Time of Closing"), with the expectation that the Time of Closing shall occur within thirty (30) business days of the Signature Date.

4.2 DELIVERIES BY THE COMPANY. At the Closing, the Company shall make, or cause to be made, the following deliveries:

     (a) Colorado Certificate of Merger, duly signed by the Company, for filing with the Colorado Secretary of State in accordance with Section 1.2 above;

     (b)  The Company's Share Documents in the possession of the Company;

     (c)  All written consents or waivers of all parties required pursuant to
Section 2.1(i)(3);

     (d) All the relevant books and records of the Company related to the Company's business and/or assets and properties;

     (e) A legal opinion addressed to VMC and VMAC from the Company's counsel, Chrisman, Bynum & Johnson, P.C., dated as of the Closing, and which shall include the opinions described in Exhibit 4.2(e) and shall otherwise be in form and substance satisfactory to VMC and VMAC;

     (f)  A certificate of the Company in the form of that attached as
Exhibit 4.2(f) certifying (i) that the conditions specified in sections (a) through (d) and (f) through (p) of Section 5.1 have been satisfied, (ii) that there shall have been no material adverse change in the Company, its business, assets or properties, or the financial condition of the Company, since the date of this Agreement, (iii) that the representations and warranties of the Company are still valid as of the Time of Closing; (iv) that the Financial Statements fairly reflect the financial condition and results of operations of the Company as of such dates and for the periods indicated in the respective Financial Statements; and (v) that the Company has received copies of VMC's certificate of incorporation and bylaws, as referenced in Section 2.2(a), and a copy of VMC's Disclosure Statement, as referenced in Section 2.2(c);

     (g) A certificate of the Company, dated as of the Time of Closing, as to (i) the incumbency and signatures of those of its officers or individuals, as the case may be, authorized to act on its behalf with respect to any exhibit or schedule or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby (collectively, the "Merger Documents") to which it is a party, (ii) resolutions then in full force and effect authorizing the appropriate officer(s) of the Company to sign, deliver and perform each Merger Document to which it is a party, (iii) its articles of incorporation certified as to their accuracy by its Secretary and the Colorado Secretary of State; (iv) its bylaws certified as to their accuracy by its Secretary; (v) a good standing certificate from the Colorado Secretary of State, dated not more than thirty

                     MSI - MERGER AGREEMENT - PAGE 26

(30) days prior to the Time of Closing, showing that the Company is in good standing in the State of Colorado; and

     (h) Employment agreement and Employee Proprietary Information and Invention Agreement in the form attached hereto as Exhibit 4.2(h) for the employment of James L. Seiler as Chief Executive Officer of VMC
(collectively, the "Employment Agreement"), duly signed by James L. Seiler;

     (i) Non-competition agreement and related documents in form and substance reasonably acceptable to the Company and VMC duly signed by James
L. Seiler (the "Seiler Non-Competition Agreement");

     (j) Non-competition agreement and related documents in form and substance reasonably acceptable to the Company and VMC duly signed by Richard
J. Steele (the "Steele Non-Competition Agreement");

     (k)  Evidence of the Additional Investment (as defined below);

     (l)  The Canceled Warrants (as defined below); and

     (m) Consulting Agreement in form and substance reasonably acceptable to the Company and VMC, duly signed by Peter Friedli of Friedli Corporate Finance (the "Consulting Agreement").

4.3 DELIVERIES BY VMC AND VMAC. At the Closing, VMAC and/or VMC shall make, or cause to be made, the following deliveries:

     (a) In accordance with Section 1.2 above, (i) Delaware Certificate of Merger, duly signed by VMAC, for filing with the Delaware Secretary of State, and (ii) Colorado Certificate of Merger, duly signed by VMAC, if required by the Colorado Secretary of State;

     (b) To legal counsel for the Company, the Stock Payment from VMC, together with written instructions to hold such certificates in trust until the Effective Time;

     (c) A legal opinion addressed to the Company from VMAC's and VMC's counsel, Murphy Austin Adams Schoenfeld LLP of Sacramento, California and/or Brobeck Phleger & Harrison LLP of Palo Alto, California, dated as of the Closing, and which shall include the opinions described in Exhibit 4.3(c) and shall otherwise be in form and substance satisfactory to the Company;

     (d) An Officer's Certificate signed by the President of VMC in the form of that attached as Exhibit 4.3(d) certifying (i) that the conditions specified in sections (a) through (c) of Section 5.2 have been satisfied;
(ii) that there shall have been no material adverse change in the business of VMC or VMAC since the date of this Agreement, and (iii) that the representations and warranties of VMC and VMAC are still valid as of the Time of Closing;

                     MSI - MERGER AGREEMENT - PAGE 27

     (e) A certificate of each of VMAC and VMC, dated as of the Time of Closing, as to (i) the incumbency and signatures of those of its officers or individuals, as the case may be, authorized to act on its behalf with respect to each Merger Document to which it is a party, (ii) resolutions then in full force and effect authorizing the appropriate officer(s) of such company to sign, deliver and perform each Merger Document to which it is a party, (iii) its certificate of incorporation certified as to their accuracy by its Secretary and the Delaware Secretary of State; (iv) its bylaws certified as to their accuracy by its Secretary; (v) a good standing certificate from the Delaware Secretary of State, dated not more than thirty (30) days prior to the Time of Closing, showing that such company is in good standing in the State of Delaware;

     (f)  The Employment Agreement, duly signed by VMC;

     (g)  The Consulting Agreement, duly signed by VMC;

     (h)  The VMC Warrants (as defined below); and

     (i)  Termination of VMC Shareholder Agreements (as defined below).

4.4 FURTHER ASSURANCES. After the Time of Closing, each party shall each prepare, sign and deliver, at the preparer's expense, such further instruments or cause to be taken such other or further action as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any manner, the terms and provisions of this Agreement.

              ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

5.1 CONDITIONS TO OBLIGATIONS OF VMAC AND VMC. Each and every obligation of VMAC and VMC to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by VMC and VMAC):

     (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company set forth in Section 2.1 of this Agreement shall have been true and correct when made and shall be true and correct as updated at and as of the Time of Closing as if such representations and warranties were made as of such date and time other than such representations and warranties made as of a set date, which shall be true and correct as of such date; the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Time of Closing shall have been complied with in all material respects; and VMAC and VMC shall have received a certificate from the Company to such effect signed by a duly authorized officer of the Company.

     (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Company shall

                       MSI - MERGER AGREEMENT - PAGE 28
have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with
Section 4.2 above.

     (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, the business of the Company, the Intellectual Property or properties of the Company which materially adversely affects the conduct of the business of the Company, as currently being conducted.

     (d) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened investigation, action, suit or proceeding challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

     (e) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered or to be delivered to VMAC under this Agreement shall be reasonably satisfactory to VMAC and VMC and their counsel in all respects.

     (f) CONSENTS. The Company shall have received all material consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Company to consummate the transactions contemplated by this Agreement.

     (g) OPERATION OF BUSINESS. Since June 30, 1999, the Company shall have operated the business of the Company in the ordinary course consistent with past practices.

     (h) CHANGES. Since June 30, 1999, there shall not have been any material adverse change in the assets or the financial condition, results of operations, prospects, properties or business of the Company, except as disclosed on the Company's Exceptions Schedule.

     (i) EMPLOYMENT AGREEMENT. VMC and James Seiler shall have executed and delivered the Employment Agreement.

     (j) SEILER NON-COMPETITION AGREEMENT. VMC shall have received the executed Seiler Non-Competition Agreement.

     (k) STEELE NON-COMPETITION AGREEMENT. VMC shall have received the executed Steele Non-Competition Agreement.

     (l) CONSULTING AGREEMENT WITH FRIEDLI CORPORATE FINANCE. VMC and Friedli Corporate Finance shall have executed and delivered the Consulting Agreement.

     (m) APPROVAL OF COMPANY SHAREHOLDERS. The Company shall have received approval of the shareholders holding such percentage of the outstanding shares as may be satisfactory to VMC in its sole and absolute discretion.


                        MSI - MERGER AGREEMENT - PAGE 29

     (n) ADDITIONAL INVESTMENT BY VENTURETEC IN THE COMPANY. Venturetec shall have made an additional investment in the Company in cash in an amount not less than Three Million Three Hundred Thirty Thousand Dollars ($3,330,000) (the "Additional Investment") and VMC shall have received evidence reasonably satisfactory to it that such Additional Investment has been received.

     (o) CANCELED WARRANTS. VMC shall have received evidence reasonably satisfactory to it that all of the fifty five thousand (55,000) outstanding warrants for purchase of the Company's stock (twenty thousand (20,000) of which such outstanding warrants are held by Joyce Ltd. and thirty five thousand (35,000) of which are held by Pine Inc.) have been canceled (the "Canceled Warrants").

     (p) SUBSCRIPTION AGREEMENTS. Not less than two (2) business days prior to the Time of Closing, VMC shall have received subscription agreements and investor representation letters in forms(s) reasonably satisfactory to VMC from shareholders of the Company owning in the aggregate no less than seventy five percent (75%) of the issued and outstanding stock of the Company.

     (q) DUE DILIGENCE. Each of VMAC and VMC shall have completed to their satisfaction, and in their sole and absolute discretion be satisfied with the results of, all due diligence with respect to the Company that they deem necessary in their sole and absolute discretion.

     (r) TAX-FREE REORGANIZATION. Each of VMAC and VMC shall be satisfied that the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. Each and every obligation of the Company to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Company):

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of VMAC and VMC set forth in Section 2.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time, other than such other representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such other date; and the covenants and agreements contained in this Agreement to be complied with by VMAC or VMC on or before the Time of Closing shall have been complied with in all material respects.

     (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by VMAC or VMC shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 4.3 hereof.


                        MSI - MERGER AGREEMENT - PAGE 30

     (c) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

     (d) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to the Company under this Agreement shall be reasonably satisfactory to the Company and its counsel in all respects.

     (e) MERGER CONSIDERATION. VMC shall have delivered the Stock Payment to legal counsel for the Company.

     (f) COMPOSITION OF VMC BOARD OF DIRECTORS. The number of directors on VMC's Board of Directors shall have been set at five (5), any necessary resignations of directors on VMC's Board of Directors shall have been received by the Board of Directors of VMC, and James L. Seiler and Peter Friedli shall have been duly elected to the Board of Directors of VMC.

     (g) EMPLOYMENT OF JAMES L. SEILER. VMC shall employ James L. Seiler as its Chief Executive Officer.

     (h) EMPLOYMENT AGREEMENT. VMC and James Seiler shall have executed and delivered the Employment Agreement.

     (i) CONSULTING AGREEMENT WITH FRIEDLI CORPORATE FINANCE. VMC and Friedli Corporate Finance shall have executed and delivered the Consulting Agreement.

     (j) VMC WARRANTS. VMC shall have delivered to legal counsel for the Company warrants for the purchase by Friedli Corporate Finance of ninety thousand (90,000) of VMC Common Stock at a price equal to $3.70 per share for a term of four (4) years following the Time of Closing (the "VMC Warrants").

     (k) TERMINATION OF SHAREHOLDER AGREEMENTS. The Company shall have received evidence reasonably satisfactory to it that all shareholder agreements between VMC and any of its shareholders have been terminated ("Termination of VMC Shareholder Agreements").

     (l) DUE DILIGENCE. The Company shall have completed to its satisfaction, and in its sole and absolute discretion be satisfied with the results of, all due diligence with respect to VMC and its subsidiaries that it deems necessary in its sole and absolute discretion.

     (m) TAX-FREE REORGANIZATION. The Company shall be satisfied that the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code.


                        MSI - MERGER AGREEMENT - PAGE 31

     (n) SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been approved by holders of a majority of the outstanding Company's Common Stock.

5.3 TERMINATION. This Agreement may be terminated as provided herein at any time prior to the Effective Time of the Merger, whether before or after approval of the shareholders of VMAC and the Company.

                   ARTICLE VI - LIMITATION ON REMEDIES

6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement, along with all exhibits, schedules and certificates delivered pursuant hereto, shall survive only to the Time of Closing, and shall thereafter terminate and be of no further force and effect.

                   ARTICLE VII - CONCLUDING PROVISIONS

7.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they hereafter designate by notice to all other parties in accordance with this
Section 7.1. Any party delivering notice to the Company shall deliver a copy to Chrisman, Bynum & Johnson, P.C. (Attn: G. James Williams, Jr.), 1900 Fifteenth Street, Boulder, Colorado 80302. Any party delivering notice to VMAC or VMC shall deliver a copy to VantageMed Corporation (Attn: Joel Harris), 3017 Kilgore Road, Suite 180, Rancho Cordova, California 95670, with a copy to Murphy Austin Adams Schoenfeld LLP (Attn: Russell Austin), 1000 G Street, Third Floor, Sacramento, California 95814. All notices and communications shall be deemed to be received in accordance with the following: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

7.2 ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company, their successors and permitted assigns, and VMAC, VMC and their respective successors and permitted assigns. VMC and VMAC may assign the rights and obligations of VMAC hereunder to any other wholly owned subsidiary of VMC. Except as otherwise provided in this Section 7.2, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.


                    MSI - MERGER AGREEMENT - PAGE 32

7.3 EXPENSES. VMAC, VMC, and the Company shall each bear and pay all costs and expenses respectively incurred by each of them on their behalf in connection with this Agreement, including fees and expenses of their own financial consultants, accountants and legal counsel. The Company shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out the this Agreement, or in relation to the transactions referenced herein.

7.4 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing signed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

7.5 COUNTERPARTS. This Agreement may be signed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures will be considered the same as original signatures and will be binding on the parties.

7.6 GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement to the extent of its unenforceability, and the balance of the Agreement shall be interpreted as if such unenforceable provision (to the extent of its unenforceability) was so excluded, but shall otherwise be enforceable in accordance with its terms.

7.7 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, and subject to all of the other terms and conditions of this Agreement, the Holders and the Company's option holders can enforce payment of the Merger Consideration after the Effective Time.

7.8 COOPERATION AND TAX RECORDS RETENTION. The Company and VMAC shall (i) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Returns, or in connection with any audit or other


                    MSI - MERGER AGREEMENT - PAGE 33
examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Company and VMAC shall use reasonable efforts to retain, until the applicable statute of limitations (including any extensions) has expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. VMAC shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at the Company's expense, shall provide copies of the records to the Company upon the Company's request.

7.9 VENUE AND LEGAL FEES. Any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) shall be finally and exclusively settled by any court having applicable jurisdiction. If the proceedings are commenced by VMC, venue shall be in Denver, Colorado, and if the proceedings are commenced by the Company, venue shall be in Sacramento, California. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the state in which the party against whom such claim is brought resides, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. The prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.

7.10 SPECIFIC PERFORMANCE. Notwithstanding Section 7.9, the parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof, and that the Company and VMAC shall be permitted to access the court system to obtain injunctive relief and/or specific performance of the terms hereof.

7.11 FURTHER ACTION. VMAC shall have the right to setoff sums due it hereunder from sums due the Company hereunder. Each of the parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable laws, and sign and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement, and consummate and make effective the transactions contemplated by this Agreement.

7.12 INTERPRETATION. As used in this Agreement, the term "person" shall mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization,

                    MSI - MERGER AGREEMENT - PAGE 34
and government or other department or agency thereof. Except to the extent the context otherwise requires: (i) any reference to an Article, Section, Schedule or Exhibit is a reference to an article, section, schedule or exhibit of this Agreement; (ii) any reference to a section or a clause is, unless otherwise stated, a reference to a section or a clause of the Section or subsection in which the reference appears; (iii) the words "hereof", "herein", "hereto" and the like mean and refer to this Agreement as a whole, and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iv) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (v) the words "including", "includes" and "include" shall be deemed to always be followed by the words "without limitation"; (vi) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (vii) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (viii) any table of contents, captions and headings are for convenience of reference only, and shall not affect the construction of this Agreement; and (ix) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including". No provision of this Agreement shall be construed against or interpreted to the disadvantage of any of the parties by any court or other authority by reason of that party having drafted or proposed such provision.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                       MSI - MERGER AGREEMENT - PAGE 35

7.13 ENTIRE AGREEMENT. This Agreement shall be deemed to include the exhibits and schedules referred to herein. This Agreement, together with the documents referred to herein, and the documents to be signed and delivered hereunder contemporaneously with the Time of Closing embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede and extinguish all prior agreements, drafts, representations and understandings, oral or written, relative to such subject matter. Each of the parties hereby acknowledges that no representations, inducements, promises or agreements, verbally or otherwise, have been made by any of the parties, or anyone acting on behalf of any of the parties, which are not embodied in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Each of the parties represents and warrants that it has fully familiarized itself with this Agreement, and that such party has been fully authorized to sign this Agreement, and all related documents. The parties agree that this Agreement shall only be binding when signed by the parties in the blanks immediately below. If the pages of this Agreement are initialed, such initialing shall be solely for the purpose of identification. If initialing is on some, but not all, of the pages of this Agreement, that absence of initialing shall not affect the validity of this Agreement, to the extent it is signed in the blanks immediately below.

                             *         *         *

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the day and year first above written.

VM1 Acquisition Corp.                      Mariner Systems, Inc.



  /s/ Joel Harris                           /s/ James L. Seiler
--------------------------------           ------------------------------
Joel Harris                                James L. Seiler
President and CEO                          President
3017 Kilgore Road, Suite 180               2336 Canyon Boulevard, Suite 201
Rancho Cordova, CA  95670                  Boulder, Colorado  80302

VantageMed Corporation



 /s/ Joel Harris
--------------------------------
Joel Harris
President and CEO
3017 Kilgore Road, Suite 180
Rancho Cordova, CA  95670


                       MSI - MERGER AGREEMENT - PAGE 34

7.13 ENTIRE AGREEMENT. This Agreement shall be deemed to include the exhibits and schedules referred to herein. This Agreement, together with the documents referred to herein, and the documents to be signed and delivered hereunder contemporaneously with the Time of Closing embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede and extinguish all prior agreements, drafts, representations and understandings, oral or written, relative to such subject matter. Each of the parties hereby acknowledges that no representations, inducements, promises or agreements, verbally or otherwise, have been made by any of the parties, or anyone acting on behalf of any of the parties, which are not embodied in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Each of the parties represents and warrants that it has fully familiarized itself with this Agreement, and that such party has been fully authorized to sign this Agreement, and all related documents. The parties agree that this Agreement shall only be binding when signed by the parties in the blanks immediately below. If the pages of this Agreement are initialed, such initialing shall be solely for the purpose of identification. If initialing is on some, but not all, of the pages of this Agreement, that absence of initialing shall not affect the validity of this Agreement, to the extent it is signed in the blanks immediately below.

                             *         *         *

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the day and year first above written.

VM1 Acquisition Corp.                      Mariner Systems, Inc.



_______________________________            __________________________________
Joel Harris                                James L. Seiler
President and CEO                          President
3017 Kilgore Road, Suite 180               2336 Canyon Boulevard, Suite 201
Rancho Cordova, CA  95670                  Boulder, Colorado  80302

VantageMed Corporation



_______________________________
Joel Harris
President and CEO
3017 Kilgore Road, Suite 180
Rancho Cordova, CA  95670


                       MSI - MERGER AGREEMENT - PAGE 36